Exhibit (c)(11)

STRICTLY CONFIDENTIAL DRAFT PROJECT DELPHES MOU INDICATIVE TERMS ANALYSIS AND SYNERGIES ANALYSIS 10 May 2016 Project Delphes CORPORATE & INSTITUTIONAL BANKING STRICTLY CONFIDENTIAL

Based on (i) the most recent audited financial statements of Cnova Brazil as of and for the year ended 31 December 2015, (ii) the net debt; (iii) the annual average working capital amount for Cnova Brazil for 2015; (iv) provisions for expenses related to the investigations at Cnova Brazil; and (v) the Parties’ discussions of the respective business plans of Cnova Brazil and Cnova NV The following valuations to be agreed between parties are the valuation range considered in the MoU Project Delphes - 10 May 2016 Non binding Memorandum of Understanding (MoU): Financial terms summary 2 $m Minimum Mid-point Maximum Nova 492 525 557 Cdiscount 1,598 1,682 1,766 Cnova 2,090 2,206 2,323 Implied cash portion 32 39 49 Reminder: Shareholders' loan 127 127 127 Note: Based on draft MoU provided by management to BNP Paribas. It doesn’t reflect any work produced by BNP Paribas

Non binding MoU terms compared to BNPP valuation exercise Project Delphes - 10 May 2016 3 Financial terms Note: MoU figures provided by management to BNP Paribas. It doesn’t reflect any work produced by BNP Paribas; Exchange rate used: EUR 1.00 = USD 1.14; (1) Includes $85m holding costs and $6m costs related to Class action filed in the US in Cnova EvEq bridge $m MoU BNPP Maximum Mid-point Minimum DCF High case DCF Down case Nova Equity Value (considering intra-group debt to Cnova is not capitalized as per MoU) 557 525 492 478 413 Cdiscount Equity Value 1,766 1,682 1,598 1,654 1,496 Shareholders' loan 127 127 Holding costs & other(1) n.a. n.a. n.a. (91) (91) Cnova Equity Value 2,323 2,206 2,090 2,167 1,945 22% stake held by Via Varejo in Cnova 511 485 460 477 428 Cash consideration before synergies 1 (15) Potential additional cash considerations related to synergies & holding costs savings 56 39 Total cash portion 49 39 32 57 24 Shareholders' loan 127 127 127 127 127

Synergies & holding costs savings focus: DCF valuation exercise Project Delphes - 10 May 2016 4 Maximum Mid-point Minimum 100% completed 70% completed 50% completed Cnova holding costs savings 90 63 45 Nova - VV synergies 201 141 101 + Total synergies 291 204 145 Potential synergies benefit to Cnova (50%) 145 102 73 Holding cost savings benefit to Cnova (100%) (90) (63) (45) + Potential additional cash compensation to Cnova 56 39 28 $m A B C E A B D C D Note: DCF valuation exercise based on M.M. Friedrich, Heilbronn & Fiszer as provided by Cnova management and management figures; Exchange rate used: EUR 1.00 = USD 1.14 Total synergies to be generated and to be shared between VV and New Cnova / Cdiscount estimated between $145m to $291m New Cnova / Cdiscount already fully beneficiate from holding cost savings and could expect to receive between $28m and $56m of additional cash compensation

Synergies & Holding costs savings: DCF valuation exercise Estimated Cash Flow Post Tax ($m) Holding costs: $17m in 2016e (conservative approach) and $8m in 2017e onwards Estimated savings of $10m per year starting in 2017 Valuation parameters Probability of success: 100% WACC: Cdiscount WACC of 7.8% Tax rate: 25% (Netherlands) Following the contemplated transaction, holding costs are expected to decrease by $10m per year, which represents a total value of $90m (€79m), and will fully beneficiate to Cnova Estimated Cash Flow Post Tax ($m) All sources of synergies expected to be run-rate in 2018 (74% in 2017) Valuation parameters Probability of success: 100% WACC: Nova WACC at 16.3% Tax rate: 34% (Brazil) Following the contemplated transaction, synergies are expected to represent $35m per year (CF post Tax) which represents a total value of $201m (€177m) Project Delphes - 10 May 2016 5 Cnova could benefit from estimated holding costs savings and synergies up to 50% Holding costs savings Source: provided by Management Synergies 17 8 8 8 10 10 10 2017e 2018e 2019e Norm. Holding costs Holding costs savings 10 26 35 35 2016e 2017e 2018e Norm. % of success 100% 90% 80% 70% 60% 50% 90 81 72 63 54 45 Holding costs savings' NPV % of success 100% 90% 80% 70% 60% 50% Synergies' NPV 201 181 161 141 121 101 Source: M.M. Friedrich, Heilbronn & Fiszer as provided by Cnova management

WACC (0.50%) (0.25%) 0.25% 0.50% 208 205 201 198 195 4.5x 4.4x 4.3x 4.2x 4.2x Synergies' NPV Implied Multiple (x) based on run-rate Nova / Via Varejo expected synergies focus Project Delphes - 10 May 2016 6 Synergies valued at ~$201m (~€177m) Phasing: All sources of synergies expected to be run-rate in 2018 (74% in 2017) Probability of completion: 100% WACC: Nova WACC at 16.3% Tax rate: 34% (Brazil) Estimated Cash Flow Post Tax ($m) Pre-tax synergies ($m) Synergies valuation ($m) Source: M.M. Friedrich, Heilbronn & Fiszer as provided by Cnova management 10 26 35 35 2016e 2017e 2018e Norm. Dec-16 Dec-17 Dec-18 Net gains ($m) Logistic rationalization 11 21 28 Kiosk introduction in VV stores 1 3 6 Click & Collect development 1 3 5 Out-of stock reduction at NV 1 3 3 Omnichannel Advertising 1 4 4 Brazil / France e-commerce de-synergies (1) (1) (1) Customer litigation costs decrease at Nova 2 7 7 Headquarters rationalization 1 6 6 Total expected - pre % of completion 17 46 57 Probabi l i ty of completion 100.0% 100.0% 100.0% Total expected - post % of completion 17 46 57 Synergies ramp-up Logistic rationalization 41% 76% 100% Kiosk introduction in VV stores 17% 50% 100% Click & Collect development 20% 60% 100% Out-of stock reduction at NV 33% 100% 100% Omnichannel Advertising 33% 100% 100% Brazil / France e-commerce de-synergies 83% 100% 100% Customer litigation costs decrease at Nova 25% 100% 100% Headquarters rationalization 13% 100% 100% Total synergies ramp-up 29% 74% 100% % of success 100% 90% 80% 70% 60% 50% Synergies' NPV 201 181 161 141 121 101

Nova / Via Varejo expected synergies: detailed analysis from Friedrich, Heilbronn & Fiszer

Detailed initiatives

Initiative	Details	EBITDA impact (2018 run rate) BRL	EBITDA impact (2018 run rate) USD
Logistic rationalization	■ Synergies from **new transportation model** (e.g. include Cnova in VV carriers), **strategic sourcing** (contracts renegotiations, etc.), **rationalised network and organisation, inbound freight**, etc. ⇨ ***Logistics savings expected: Between BRL83m – BRL113m (12%-16% of cost base) by 2018***	*BRL98m*	*$28m*
Kiosk introduction in VV stores	■ Offer Nova assortment to VV store customers: categories / products not available in-stores and services sales expected on this additional volume ⇨ ***Additional sales expected: +BRL450m on sales and +BRL24m on services for VV by 2018***	*BRL23m*	*$6m*
Click & Collect development	■ **Increasing number of pick-up points from 419 to 650** and allowing the pick-up of **all products** (VV and non VV sourced) as well as products bought on **another group's banner web site** ⇨ ***Additional sales expected: +5.0% for Nova by 2018***	*BRL16m*	*$5m*
Out of stock reduction at Nova	■ **Reduction of the out of stock rate from 17% to 9%** at Nova on top 350 selling SKUs (representing half of Nova sales) between 2015 and 2018 ⇨ ***Additional sales expected: +4.0% for Nova by 2018***	*BRL10m*	*$3m*
Omni-channel Advertising	■ **Mutualisation** of advertising strategy with the **same advertising expenditures:** Nova will benefit from VV Television campaigns while VV will benefit from online advertising on Nova sites ⇨ ***Additional sales expected: +0.5% for VV and +1.5% for Nova by 2018***	*BRL13m*	*$4m*
Customer litigation costs decrease at Nova	■ Customer litigation costs should be reduced significantly by **an improved logistics service** ⇨ ***Customer litigation costs expected to decrease by 50% for Nova by 2017***	*BRL25m*	*$7m*
Headquarters rationalization	■ Optimization of HQ costs (Finance, Commercial and B2B, HR, Customer services, Executives, etc.) ■ No closures expected ⇨ ***HQ costs expected to decrease by 20% by 2017***	*BRL23m*	*$6m*
Brazil / France e-commerce de-synergies	■ Nova will not benefit from cross border services sales to international suppliers any more ■ Other existing synergies with Cdiscount should be preserved (international sourcing, best practices) ⇨ ***Lost of sales expected: BRL4.3m of sales generated in 2015***	*BRL(4)m*	*$(1)m*
Total		*BRL204m*	*$57m*

Source: M.M. Friedrich, Heilbronn & Fiszer
Note: Exchange rate used: USD 1.00 = BRL 3.55

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Project Delphes - 10 May 2016 | 7

WACC (0.50%) (0.25%) 0.25% 0.50% 96 93 90 87 84 Holding costs savings' NPV Holding costs: $17m in 2016e (conservative approach) and $8m in 2017e and onwards Estimated savings of $10m per year starting in 2017 WACC: of 7.8% (Cdiscount) Tax rate: 25% (Netherlands) Estimated Cash Flow Post Tax ($m) Holding costs savings valuation ($m) Cnova: Holding costs savings focus Project Delphes - 10 May 2016 8 Holding costs savings valued at ~$90m (~€79m) based on management forecasts Detailed Holding Costs savings ($m) Source: Materials provided by Cnova management Note: (1) including IR team wages starting in 2017 17 8 8 8 10 10 10 2017e 2018e 2019e Norm. Holding costs Holding costs savings % of success 100% 90% 80% 70% 60% 50% 90 81 72 63 54 45 Holding costs savings' NPV $m Dec-16 Dec-17 Tax and legal adv. (0.9) Printing - Merril (0.1) Legal & Compliance (1.1) - Audit fees (EY) (1.1) (0.2) Memberships & subs. (0.0) Conso (1.1) (0.2) Costs listing Nasdaq (0.0) FTI & other (0.3) (0.9) Membership (0.2) IR (0.4) (0.9) Wages NV & France (7.1) (1.3) Temporary employees (0.5) Director's fees (0.3) (0.3) Other labour costs (0.3) (0.2) Labour costs (8.2) (1.8) Travel expenses (0.4) Office rent and maintenance (0.7) (0.3) Other expenses (0.7) (0.3) Other general expenses (1.7) (0.7) Management fees (4.9) (2.2) ROC (17.4) (5.7) APCO (0.0) - Additional costs considering Nasdaq listing - (2.1) Total holding costs (17.5) (7.8) Total holding costs savings 9.7 (1)

Project Delphes - 10 May 2016 9 This presentation has been prepared by BNP PARIBAS for informational purposes only. Although the information contained in this presentation has been obtained from sources which BNP PARIBAS believes to be reliable, it has not been independently verified and no representation or warranty, express or implied, is made and no responsibility is or will be accepted by BNP PARIBAS as to or in relation to the accuracy, reliability or completeness of any such information. Opinions expressed herein reflect the judgement of BNP PARIBAS as of the date of this presentation and may be subject to change without notice if BNP PARIBAS becomes aware of any information, whether specific or general, which may have a material impact on any such opinions. BNP PARIBAS will not be responsible for any consequences resulting from the use of this presentation as well as the reliance upon any opinion or statement contained herein or for any omission. This presentation is confidential and may not be reproduced (in whole or in part) nor summarised or distributed without the prior written permission of BNP PARIBAS. © BNP PARIBAS. All rights reserved.